EXECUTION COPY

Exhibit 10.6
SECOND SEPARATION AGREEMENT AND GENERAL RELEASE
10064159.5
This Separation and General Release is made by and between NII Holdings, Inc. (“NII”), a Delaware corporation, and Gokul Hemmady (hereinafter “Employee”). NII and Employee are collectively referred to as the “Parties.”
RECITALS
WHEREAS, NII provided Employee with a Separation and Release Agreement on June 23, 2015, which set forth the terms of Employee’s severance from NII, and which included a general release of all claims (the “First Agreement”);
WHEREAS, the Parties wish to supplement the terms of the First Agreement;
WHEREAS, the Parties desire to resolve all issues, if any, relating to Employee’s employment with and separation from NII;
NOW THEREFORE, in consideration of the promises and payments contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree in this Second Separation Agreement and General Release (the “Second Agreement”) as follows:

1.Employee’s Services During Transition Period
Pursuant to the First Agreement, Employee’s employment is to end on October 1, 2015 (the “Termination Date”). Between July 3, 2015 and the Termination Date, Employee agrees that he will work in good faith with NII to ensure a smooth transition of his roles and responsibilities to his successor, similar to the transition program that occurred at Nextel Mexico in July and August of 2014. In addition, Employee agrees to facilitate and assist with the creation and presentation of a detailed recommendation on the iDEN business in Brazil and to make himself available to review the iDEN presentation with the Board of Directors of NII. NII may determine that such transition, including the iDEN presentation, is complete prior to October 1, 2015, at which time Employee’s service will end; provided, however that his salary and benefits will continue in the normal course through October 1, 2015.
2.    Extension of Confidentiality and Non-Compete Provisions
On May 29, 2007, Employee entered into an agreement entitled “NII Holdings, Inc. Non-Competition and Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A (the “Restricted Covenant Agreement”). Employee agrees to extend and abide by the non-compete, non-solicitation and confidentiality covenants set forth in that agreement for a total period of eighteen (18) months after the Termination Date; provided, however, that notwithstanding anything to the contrary in the Restricted Covenant Agreement, the Parties hereby agree that, for all purposes, the Restricted Covenant Agreement shall be modified such that:

(a)	the “Restricted Area”, as defined in the Restricted Covenant Agreement, shall mean with respect to Employee, “Brazil and Argentina”; and

(a)
“Person,” as defined in the Restricted Covenant Agreement, shall mean the following companies: (a) in Brazil: Claro, Algar Telecom, Oi, Sercomtel, TIM, Vivo, Porto Seguro, Datora Mobile Telecomunicacoes, Terapar Participacoes and Sisteer; and (b) in Argentina: Claro, Movistar, Personal, Tuenti and Nuestro.

3.    Consideration
All provisions of the First Agreement remain in place. In exchange for Employee’s execution of this Second Agreement and his agreement to the terms set forth in Paragraphs 1 and 2, NII will make a payment to Employee in the amount of Three Hundred Thirty Three Thousand, Four Hundred Sixty Three Dollars ($333,463.00), less taxes and applicable deductions (the “Transition Bonus”), which represents six months of Employee’s base salary. The Transition Bonus will be paid within twenty (20) business days of the Termination Date, subject to the Effective Date, as defined in Section 8 below, having occurred prior to such payment.
4.    Release
In exchange for the consideration set forth herein, Employee hereby knowingly and voluntarily releases and forever discharges NII and any related companies, including, without limitation, their affiliates, former and current employees, officers, agents, directors, shareholders, investors, attorneys, successors and assigns or any of them (the “Released Parties”) from all liabilities, claims, demands, rights of action or causes of action Employee had, has or may have against any of the Released Parties, including but not limited to any claims or demands based upon or relating to Employee’s employment with NII or the termination of that employment. This includes but is not limited to a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; the Americans with Disabilities Act, which prohibits discrimination against otherwise qualified disabled individuals; the Virginia Human Rights Act, which is a state statue prohibiting, among other things, employment discrimination; the Fairfax County Human Rights Ordinance, which is a local ordinance prohibiting, among other things, employment discrimination; or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes but is not limited to a release by Employee of any claims for wrongful discharge or breach of contract under the Severance Plan or any other statutory, common law, tort or contract claim that Employee had, has or may have against any of the Released Parties. This release covers both claims that Employee knows about and those that Employee may not know about.
Notwithstanding the foregoing, neither party is releasing any right to enforce the Second Agreement, and Employee is not releasing: (1) any claims for payments and benefits as set forth in the First Agreement or Second Agreement; (2) any vested qualified retirement benefits under NII’s ERISA plan (although it does include a release of all claims to benefits under the NII Severance Plan); (3) the right to continuation in NII’s medical plans as provided by COBRA; (4) any claims for unemployment compensation or workers compensation benefits or other rights that may not be released as a matter of law; (5)  any claims solely relating the validity of this General Release under the ADEA, as amended; (6) any non-waivable right to file a charge with the U.S. Equal Employment Opportunity Commission; or () any rights to indemnification pursuant to NII’s or any successor company’s Certificate of Incorporation, Delaware General Corporation Law or the Director and Officer Indemnification Agreement between NII and Employee dated as of June 26, 2015. If a government agency were to pursue any matters that are released herein, Employee agrees that the Second Agreement will control as the exclusive remedy and full settlement of all such claims by Employee for money damages. Employee hereby acknowledges and agrees that this release is a general release and that by signing the Second Agreement, he is signing and agreeing to this release.
5.    Non-Release of Future Claims
Employee understands and agrees that, as part of the general release in Paragraph 4, he is waiving any and all rights and claims under the Age Discrimination in Employment Act, 29 U.S.C. §§621, et. seq. (“ADEA”). Employee agrees that his waiver of these ADEA claims is knowing and voluntary, and understands that he is forever releasing any such claims that might have arisen before the Effective Date of the Second Agreement. The Parties agree that the decision to terminate Employee’s employment has been made prior to the execution of the Second Agreement.
6.    Encouragement to Consult with Attorney.
Employee has had the opportunity to consult with an attorney and has been encouraged to do so prior to executing the Second Agreement.
7.    Period for Review and Consideration of Agreement.
This Second Agreement was first proposed to employee on July 3, 2015 and revised on August 6, 2015. Employee may have, if desired, 45 days from August 6, 2015 within which to consider this Agreement. Employee may execute the Agreement prior to the expiration of the 45 day period, but may not execute the Agreement prior to the Termination Date. Employee acknowledges that in the event he decides to execute the Second Agreement in fewer than 45 days, he has done so with the express understanding that he has been given and declined the opportunity to consider this release for a full 45 days. Employee acknowledges that his decision to sign the Agreement in fewer than 45 days was not induced by NII through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 45 day time period.
8.    Employee's Right to Revoke Agreement.
Employee may revoke this Second Agreement within seven (7) days of Employee's signing it. Revocation can be made by delivering a written notice of revocation to Shana Smith, Vice-President, Deputy Counsel and Secretary, NII Holdings, Inc., 1875 Explorer Street, Suite 1000, Reston, VA 20190. For this revocation to be effective, written notice must be received by Ms. Smith no later than the close of business on the seventh day after Employee signs the Second Agreement. If Employee does not revoke the Second Agreement, the eighth (8th) day after Employee signs it shall be the Effective Date of the Second Agreement.
9.    No Future Lawsuits.
Employee promises never to file a lawsuit asserting any claims that are released in Section 4 of the Second Agreement. In the event Employee breaches this Section 9, Employee shall pay to NII all of its expenses incurred as a result of such breach, including but not limited to, reasonable attorney’s fees and expenses.
10.    Disclaimer of Liability.
The Second Agreement and the payments and performances hereunder are not and shall not be construed to be an admission of liability, an admission of the truth of any fact, or a declaration against interest on the part of NII.
11.    Execution of Documents
Each of the Parties hereto shall execute any and all further documents and perform any and all further acts reasonably necessary or useful in carrying out the provisions of the Second Agreement.
12.    Invalid Provisions.
The invalidity or unenforceability of any particular provision of the Second Agreement shall not affect the validity or enforceability of any other provisions hereof, and the Second Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.
13.    Acknowledgment.
Employee acknowledges that Employee has signed the Second Agreement freely and voluntarily without duress of any kind. Employee has conferred with an attorney or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.
14.    Entire Agreement.

The Second Agreement contains the entire understanding of the Parties concerning the subjects it covers and it supersedes all prior understandings and representations, except as otherwise described in the Second Agreement. The Second Agreement may not be modified or supplemented except by a subsequent written agreement signed by all Parties.
15.    Successorship.
It is the intention of the Parties that the provisions hereof be binding upon the Parties, their employees, affiliates, agents, heirs, successors and assigns forever.

16.    Governing Law.
The Second Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its conflict of laws principles.
EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THE SECOND AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THE SECOND AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE NEXT PAGE IS THE SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed the Second Agreement on the dates stated below.

August 20, 2015_____________            /s/ Gokul Hemmady
Date                            Gokul Hemmady

NII HOLDINGS, INC.

August 20, 2015_____________            By: /s/ Shana C. Smith
Date                             Shana C. Smith
Vice-President, Deputy General
Counsel and Secretary